Exhibit 99.1

Sterion Incorporated Reports Second Quarter 2003 Results

MINNEAPOLIS, May 15, 2003/PRNewswire-FirstCall/-Sterion Incorporated (Nasdaq: STEN), a Minneapolis-based medical products company today reported a net profit for the second quarter ended March 31, 2003.  Sales for the second quarter ended March 31, 2003 were $2,467,885, compared to $2,539,648 for the second quarter ended March 31, 2002.

Net income for the second quarter ended March 31, 2003 was $29,137, or $.02 per diluted share, compared to net income of $107,893, or $.05 per diluted share, for the second quarter of the prior year. Second quarter operating income decreased to $79,340 compared to $184,229 for the second quarter of last year. The decline in operating income is principally related to costs associated with new product development and introduction costs associated with a series of new wound closure products.

Commenting on the second quarter results, J. David Berkley, company president, noted, “We began to deliver the new wound closure products under expanded private label arrangements this quarter. Associated with the introduction, we incurred significant development and manufacturing scale up costs. These expenses are reflected in the earnings decline. The new products should contribute significantly to increased sales during the third quarter and future quarters.”

Sterion Incorporated, headquartered in Minnesota, develops, manufactures, assembles and markets single-use disposable medical supplies and medical and surgical devices.  Principal medical products include silicone vessel loops, silicone and fabric surgical clamp covers, suture aid booties, adhesive skin closure strips, and adhesive catheter tube securement devices used in hospital operating rooms. Surgical instrument protection guards, surgical instrument identification sheet and roll tape, and surgical instrument cleaning brushes used in the central sterile reprocessing department of hospitals.  The Company's Surgidyne surgical wound drainage products offer innovative solutions to surgical wound care.  The Company also manufactures a proprietary line of surgical instrument sterilization containers and related disposable supplies for STERIS Corporation.

Sterion Incorporated common stock is traded on the Nasdaq SmallCap Market under the symbol “STEN.”  More information about Sterion is available at the Company's website: http://www.sterion.com

Except for historical information contained herein, the disclosures in this news release are forward-looking statements that could be affected by certain risks and uncertainties, and actual results may differ materially, depending on a variety of factors.  These risks are described in the Company's Annual Report on Form 10-KSB for the year ended September 30, 2002.

Sterion Incorporated and Subsidiaries

Condensed Consolidated Statements of Operations

	For the Three Months
	Ended March 31,
	2003	2002

Sales, net	$2,467,885	$2,539,648

Cost of goods sold	1,377,717	1,205,483
Gross profit	1,090,168	1,334,165

Selling, general and administrative expenses	1,010,828	1,149,936
Income (loss) from operations	79,340	184,229

Other income (expense)
Interest expense	(34,245)	(32,311)
Other income	42	4,450
Gain on sale of available-for-sale securities	0	0
Total other income (expense)	(34,203)	(27,861)

Income (loss) before income taxes	45,137	156,368

Provision for (benefit from) income taxes	16,000	48,475
Net income (loss)	29,137	107,893

Other comprehensive loss	0	0

Comprehensive income (loss)	$29,137	$107,893

Net income per share:
Basic	$.02	$.06
Diluted	.02	.05

Weighted average common and common equivalent shares outstanding:
Basic	1,729,537	1,764,932
Diluted	1,786,849	2,050,178